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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the use in this Registration Statement on Form SB-2 for Diplomat Corporation, relating to 1,250,000 of the Company's common shares, of our report dated January 16, 1997 (February 25, 1997 as to (i) the third and fourth paragraphs of note 10 and (ii) subsection (a) of note 11), relating to the financial statements of Diplomat Corporation as of September 30, 1996 and for the nine months then ended and the year ended December 30, 1995 and to the reference to our firm under the caption Experts in the registration statement.

                                       /s/ Feldman Radin & Co. P.C.
                                       ----------------------------
                                       Feldman Radin & Co., P.C.
                                       Certified Public Accountants
New York, N.Y.
November 14, 1997